Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2007, related to the financial statements of Adeza Biomedical Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in the Registration Statement (Form S-4) and related Prospectus of Hologic, Inc. for the registration of 73,723,173 shares of its common stock.

/s/    Ernst & Young LLP

Palo Alto, California

June 29, 2007